EXHIBIT 99.1

   Media Contact: Kekst & Co.               STILWELL
      Robert Siegfried (212-521-4832)       FINANCIAL INC.
      Michael Herley (212-521-4897)
                                            920 Main Street, 21st Floor
                                            Kansas City, Missouri  64105

Investors Contact:                          NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Joseph D. Monello (816-218-2411)          Release No. 2000-01    July 21, 2000
    Vice President and COO


                                  {News Release}
    STILWELL FINANCIAL INC. REPORTS RECORD SECOND QUARTER EARNINGS - EARNINGS
                   IMPROVE 113% OVER PRIOR YEAR; JANUS AND BERGER

        ATTRACT A DISPROPORTIONATE PERCENTAGE OF ALL NEW NET CASH INFLOWS
                              INTO STOCK MUTUAL FUNDS


                                    (Page 1)

Stilwell Financial Inc. ("Stilwell"; "Company") reported record second quarter 2000 ongoing earnings per share of 64(cent) per diluted share (net income of $151.7 million) compared to 30(cent) per diluted share (net income of $70.9 million) in second quarter 1999. (All diluted earnings per share information is presented on a pro forma basis as described in the table below). Average assets under management increased 97% compared to prior year's second quarter, largely due to net cash inflows and market appreciation at Janus Capital Corporation ("Janus") and Berger LLC ("Berger"). This increase in average assets under management led to revenue growth of 99% quarter to quarter, and together with effective cost management, to an improvement in operating margins from 40.9% to 45.4%. These higher revenues and improved margins generated a 121% increase in operating income to $255.8 million. For the three months ended June 30, 2000, equity in ongoing net earnings of DST Systems, Inc. ("DST") increased 33% over comparable 1999.

For the six months ended June 30, 2000, consolidated ongoing earnings per share increased 123% to $1.25 per diluted share (net income of $293.7 million) from 56(cent) per diluted share (net income of $131.9 million) in 1999. Revenues and operating income increased 115% and 135%, respectively, over the comparable 1999 six-month period. Equity in ongoing net earnings of DST increased $7.3 million, a 34% increase over comparable 1999. Through May 2000, which is the latest date for which comprehensive industry information is available, Janus overwhelmingly led the industry by capturing more than 50% of all net cash inflows into the equity direct channel market and Berger achieved the distinction of being one of the top 15 asset management companies in terms of net cash inflows for the five-month period.

During first quarter 2000, certain gains contributed approximately 20(cent) per diluted share to Stilwell's consolidated net income. With these gains, diluted earnings per share for the six months ended June 30, 2000 was $1.45. These gains were comprised of the following: i) an after-tax gain of approximately $27.3 million resulting from the settlement of litigation with a former equity affiliate; ii) a $15.1 million after-tax gain associated with the Company's sale of 192,408 shares of its Janus common stock to Janus, which reduced the Company's interest in Janus to approximately 81.5%; and iii) approximately $4.3 million (after-tax) in gains representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST in the first half of 2000.

                                    (Page 2)

Pro Forma Diluted Earnings per Share, Assets Under Management
                       And Margin Comparisons

                                                           Second Quarter                        Year to Date
                                                         -------------------                 -------------------
                                                         1999           2000                 1999           2000
                                                         ----           ----                 ----           ----
Pro Forma Diluted Earnings Per Share (1):
  Ongoing Operations                                   $   0.30       $  0.64              $   0.56       $   1.25
  Gain on litigation settlement                            --            --                    --             0.12
  Gain on sale of Janus common stock                       --            --                    --             0.06
  Proportionate share of DST items                         --            --                    --             0.02
                                                       ----------     ---------            ----------     ----------
       Total                                           $   0.30       $  0.64              $   0.56       $   1.45
                                                       ==========     =========            ==========     ==========


Average Assets Under Management (in billions)          $  154.0       $ 303.6              $  143.4       $  302.0
                                                       ==========     =========            ==========     ==========

Operating margins                                         40.9%         45.4%                 41.3%          45.2%
                                                       ==========     =========            ==========     ==========

(1) Because the spin-off from Kansas City Southern Industries, Inc. occurred subsequent to June 30, 2000, there were no Stilwell stock options or other potentially dilutive securities outstanding as of that date. Accordingly, the number of shares of Stilwell common stock outstanding for purposes of computing actual Basic and Diluted earnings per share are the same. To provide a basis for comparison to future periods' earnings per share, however, pro forma diluted earnings per share information is presented for all periods. The number of dilutive shares used in the pro forma computation was derived by adding the net number of Stilwell shares issuable upon the assumed exercise of options as of June 30, 2000 to the actual number of shares outstanding (approximately 223 million) following the spin-off.

Second Quarter:

Stilwell, which includes Janus, Berger, Nelson Money Managers Plc and an approximate 32% equity investment in DST, reported $313.0 billion in assets under management as of June 30, 2000 compared to $161.3 billion as of June 30, 1999 and $324.9 billion at March 31, 2000. Average assets under management totaled $303.6 billion during second quarter 2000 compared to $154.0 billion in prior year's second quarter and $300.3 billion in first quarter 2000. Net cash inflows for the quarter were $17.6 billion - of which Janus comprised $17.5 billion - and were more than 26% higher than the $13.9 billion in second quarter 1999. These cash inflows were offset by market depreciation of $29.3 billion during the quarter, which reflects the decline in segments of the U.S. equity market for the period. Shareowner accounts increased by 66% compared to June 30, 1999 and exceeded 6.3 million as of June 30, 2000. Since June 30, 1999, the overall growth in assets under management and shareowner accounts has propelled Stilwell's revenue growth quarter to quarter, from $282.2 million to $563.0 million.

                                    (Page 3)

Operating margins improved in second quarter 2000 versus the comparable 1999 period due to a higher rate of growth in revenues than in operating expenses. Operating expenses totaled $307.2 million for the three months ended June 30, 2000 compared to $166.7 million in the prior year quarter. This increase primarily reflects higher costs associated with the significant revenue growth. Operating expenses with notable increases included the following: i) compensation, primarily related to increases in investment performance-based incentive compensation and the number of employees; ii) alliance and third party administrator fees resulting from an increased number of assets under management through these distribution arrangements; iii) marketing and promotion to capitalize on favorable investment performance; iv) depreciation arising from Janus' infrastructure enhancement efforts over the last two years; and v) amortization of deferred commission payments in connection with the growth in the Janus World Funds PLC.

Second quarter 2000 equity earnings from DST were $14.4 million, a 33% increase over the $10.8 million in second quarter 1999. This improvement was largely attributable to higher earnings in DST's financial services and output solutions segments. Consolidated DST revenues increased due to a higher number of shareowner accounts processed (totaling 63.9 million at June 30, 2000 versus
53.3 million at June 30, 1999), images produced (17% increase) and statements mailed (up 15%). Consolidated operating margins improved to 19% during second quarter 2000 versus 17% in comparable 1999.

Other income increased to $11.5 million for the three months ended June 30, 2000 versus $4.3 million in comparable 1999. This increase was attributable to interest income on money market accounts and an after-tax gain of approximately $1.3 million resulting from Berger's sale of its joint venture, BBOI Worldwide LLC. The Company's effective tax rate was essentially unchanged quarter to quarter.

Year to Date:

For the six months ended June 30, 2000, Stilwell's subsidiaries reported net cash inflows of $60.4 billion (partially offset by market depreciation of $4.8 billion), which contributed to the $151.7 billion increase in assets under management since June 30, 1999. Average assets under management increased 111% compared to the six months ended June 30, 1999, leading to a 115% improvement in revenues. Shareholder accounts grew more than two million, or 47%, during the first six months of 2000.

                                    (Page 4)

Operating margins improved period to period (from 41.3% to 45.2%), primarily due to the significant revenue growth during the six months ended June 30, 2000. Higher operating expenses were evident in the same cost components noted in the second quarter 2000 discussion above. Compensation, alliance costs and marketing and promotion were approximately 41% of total Stilwell revenues during the first half of 2000 compared to approximately 44% in 1999. Additionally, planned infrastructure enhancements throughout 1999 and the first half of 2000, together with increased deferred commission payments, have resulted in higher depreciation and amortization. The rate of increase in other remaining operating expenses combined was approximately 26% lower than the rate of revenue growth period to period, indicative of the management efforts at each subsidiary to control the growth rate of operating expenses.

Equity earnings from DST totaled $33.5 million for year to date 2000 versus $21.5 million in comparable 1999. Exclusive of Stilwell's $4.7 million (pretax) share of one-time DST items, the equity in net earnings of DST improved 34% over the six months ended June 30, 1999. Improvements in revenues, operating margins and DST's equity in net earnings of unconsolidated affiliates drove this increase period to period.

Other income of $21.4 million through June 30, 2000 exceeded the prior year period by $12.2 million, primarily due to interest income and gains from sales of investments in advised funds and other investments. The effective tax rate declined slightly compared to prior year's six month period due to the non-taxable gain on the sale of Janus common stock to Janus for its treasury.

Business Outlook

Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "We are very pleased that Stilwell Financial, now a separate, independent public entity, has reported record second quarter earnings. These results are a promising beginning for Stilwell and demonstrate the breadth and scope of our activities and interests in the financial services industry. Consolidated revenues, operating income and net income each grew by more than 99% compared to second quarter 1999 and 114% compared to the first six months of 1999. These strong first-half results provide a strong foundation for the remainder of 2000.

Stilwell continued its trend of net cash inflows during second quarter 2000 despite the well-documented market fluctuations throughout the quarter. In fact, net inflows of $17.6 billion in second quarter 2000 surpassed the then-record quarterly inflows of $13.9 billion in second quarter 1999. These net inflows were offset by market depreciation during the quarter, resulting in a slight decline in total assets under management during second quarter 2000. Year to date, however, net cash inflows of $60.4 billion powered an increase of

                                    (Page 5)

22% in assets under management since December 31, 1999. Due to continued emphasis by the Janus, Berger and Nelson management teams on controlling the rate of growth in operating expenses based on anticipated revenue levels, consolidated margins improved several percentage points in both second quarter and year to date 2000 versus comparable prior year periods.

We are extremely pleased to have recently completed the Stilwell spin-off. This new business enterprise - comprised of market-leading financial services companies with the strong brand names of Janus, Berger, Nelson and DST - provides unprecedented opportunities for growth in assets under management, in net earnings, in free cash flow and, most importantly, in shareholder value."

                           * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                              ............. The End

                                       STILWELL FINANCIAL INC.
                                  CONSOLIDATED STATEMENTS OF INCOME
                            (dollars in millions, except per share data)
                                             (Unaudited)

                                                       Three Months                             Six Months
                                                       Ended June 30,                         Ended June 30,
                                                   ----------------------                  ---------------------
                                                   1999              2000                  1999             2000
                                                   ----              ----                  ----             ----
 Revenues:
   Investment management fees                     $  230.8        $  495.7              $  421.9         $  945.6
   Shareowner servicing fees                          45.0            56.6                  81.9            140.2
   Other                                               6.4            10.7                  11.7             22.3
                                                  --------        --------              --------         --------
         Total                                       282.2           563.0                 515.5          1,108.1
                                                  --------        --------              --------         --------
Operating expenses:
  Compensation                                        76.1           124.1                 135.9            249.0
  Marketing and promotion                             19.3            25.9                  35.6             54.7
  Alliance and third party administrator fees         31.7            81.4                  56.0            153.7
  Depreciation and amortization                        7.9            19.9                  14.7             35.5
  Other                                               31.7            55.9                  60.6            114.5
                                                  --------        --------              --------         --------
        Total                                        166.7           307.2                 302.8            607.4
                                                  --------        --------              --------         --------

Operating Income                                     115.5           255.8                 212.7            500.7

Equity in earnings of unconsolidated affiliates       11.3            15.8                  22.5             34.6
Interest Expense - Parent                             (0.7)            -                    (1.7)            (0.7)
Interest Expense - third parties                       -              (1.3)                  -               (3.2)
Gain on litigation settlement                          -               -                     -               44.2
Gain on sale of Janus common stock                     -               -                     -               15.1
Other, net                                             4.3            11.5                   9.2             21.4
                                                  --------        --------              --------         --------

  Pretax income                                      130.4           281.8                 242.7            612.1

Income tax provision                                  46.8           102.3                  86.9            216.6
Minority interest in consolidated earnings            12.7            27.8                  23.9             55.1
                                                  --------        --------              --------         --------
Net Income                                        $   70.9        $  151.7              $  131.9         $  340.4
                                                  ========        ========              ========         ========

Per Share Data:

Weighted Average Common
     shares outstanding (in thousands) (1)         223,000         223,000               223,000          223,000
                                                  --------        --------              --------         --------
Basic Earnings per Common Share                   $   0.32        $   0.68              $   0.59         $   1.53
                                                  ========        ========              ========         ========
Diluted Earnings per Common Share                 $   0.31        $   0.67              $   0.58         $   1.50
                                                  ========        ========              ========         ========



Pro Forma Diluted Common
   shares outstanding (in thousands) (2)           231,067         231,067               231,067          231,067
                                                  --------        --------              --------         --------
Pro Forma Diluted Earnings
   per Common Share                               $   0.30        $   0.64              $   0.56         $   1.45
                                                  ========        ========              ========         ========





(1) Kansas City Southern Industries, Inc. (KCSI) completed the spin-off of Stilwell Financial Inc. (Stilwell) on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. All share and per share information included herein reflects a stock split declared by the Stilwell Board of Directors on July 12, 2000. As of June 30, 2000, there were no Stilwell stock options or other potentially dilutive securities outstanding. Accordingly, the number of shares of Stilwell common stock outstanding for purposes of computing Basic and Diluted earnings per share are the same.

(2) To provide a basis for comparison to future periods' earnings per share, pro forma diluted earnings per share information is presented for the three and six months ended June 30, 1999 and 2000. The number of dilutive shares used in the pro forma computation was derived by adding the net number of Stilwell shares issuable upon the assumed exercise of options as of June 30, 2000 to the actual number of shares outstanding following the spin-off (approximately 223 million).